SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 14, 2007
INNOVIVE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51534	74-3123261

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

555 Madison Avenue, 25th Floor, New York, New York	10022

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code           (212) 716-1810
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Effective February 14, 2007, Angelo De Caro was appointed to the Board of Directors of Innovive Pharmaceuticals, Inc. Mr. De Caro will serve on the Board until the next annual meeting of the stockholders of Innovive. Mr. De Caro also was appointed to the Audit Committee of the Board. Pursuant to Innovive’s director compensation policy, in consideration of his joining the Board, Mr. De Caro was granted an option to purchase 30,000 shares of Innovive common stock with an exercise price of $3.85 per share. The option will vest in equal one-third installments on the anniversary date of the grant.
     Mr. De Caro brings to the Company more than four decades of experience in finance and operations. He has served as Chairman and CEO of Patriot National Bancorp, Inc., since 2001 and as a director of that company since 1999. Additionally, during more than 16 years with Goldman Sachs & Co., he oversaw various operations departments, including finance and taxation, as well as audit and risk management functions. He served as General Partner and Senior Financial Officer at Goldman Sachs for more than 10 years and was a member of the Executive Committee of the company’s Swiss Private Bank. In addition to his tenures with Patriot National Bancorp and Goldman Sachs, Mr. De Caro served as Vice President and Senior Financial Officer at Loeb Rhoades, Inc., an investment banking firm. He was educated at Long Island University and holds an M.S. in accounting and taxation, and a B.S. in accounting.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVIVE PHARMACEUTICALS, INC.

Date: February 15, 2007	/s/ Steven Kelly

Steven Kelly President and Chief Executive Officer